UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 13, 2009

YONGYE INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Nevada	333-143314	20-8051010
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6th Floor, Suite 608, Xue Yuan International Tower,
No. 1 Zhichun Road, Haidian District Beijing, PRC

(Address Of Principal Executive Offices) (Zip Code)

+86 10 8231 8626
(Registrant’s Telephone Number, Including Area Code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 – Non-Reliance on Previously Issued Financial Statement or a Related Audit Report of Completed Interim Review.

On October 13, 2009, the Chief Financial Officer of Yongye International, Inc. (the “Company”) determined that the financial statements for the year ended December 31, 2008 and the unaudited interim financial statements for the quarters ended June 30, 2008, September 30, 2008, March 31, 2009 and June 30, 2009 should no longer be relied upon by investors due to a mistake in the application of US Generally Accepted Accounting Principles regarding the accounting for certain warrants issued by the Company in 2008 and 2009.  As previously announced, the Company expects to restate such financial statements to reflect the proper adoption of non-cash related accounting treatment of the warrants issued in 2008 based on Emerging Issues Task Force (EITF) Issues Nos. 07-5 and 00-19.

EITF Issue No. 07-05 now requires issuers to record as liabilities financial instruments which provide "down round" protection in the form of a "hard ratchet" adjustment mechanism to the relevant exercise or conversion price, which was originally designed to protect holders from dilutive issuances of the Company's stock. This was implemented for fiscal years ending after December 15, 2008 and requires that warrants with such provisions no longer be recorded as equities and instead be recorded as liabilities since a hard ratchet provision may be considered a type of guarantee provided to the holder of the financial instrument. The Company adopted EITF 07-5 to properly account for the value of the warrants issued in 2008 after the down round provisions were triggered upon the issuance of shares in its May 2009 private placement.

EITF 00-19 requires issuers which enter into contracts that are indexed to, and sometimes settled in, its own stock to record these contracts as liabilities if an event could occur that is considered to be not within the control of the issuer and which requires a net cash settlement to the contract holder unless there are provisions requiring that the contract holder receive the same form of consideration as holders of the shares underlying the contract. The Company’s warrants match this description and will be re-classified as liabilities and will be measured at fair value with changes in fair value reported in earnings for each reporting period as long as the contracts remain classified as assets or liabilities. If the warrants are ultimately settled in shares, any gains or losses on those contracts will continue to be included in earnings.

Due to the complexities of accounting for its issued warrants, the Company had accounted for them inappropriately by classifying them as permanent equity. The Company now anticipates that once the restatements are complete, the cumulative effects for the last three quarters of 2008 to be a non-cash gain of approximately $2.1 million and for the first half of fiscal 2009 a non-cash adjustment of approximately $5.0 million. The Company expects to record non-cash adjustments to earnings in subsequent reporting periods, depending on the changes in fair value of the warrants which will be subject to, among other factors, changes in the Company's share price.

Upon completing its assessment of the adoption of EITF Issues Nos. 07-05 and EITF 00-19, the Company expects to file amendments to its Forms 10-Q and Form 10-K for the relevant quarterly and year ending periods affected as soon as possible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YONGYE INTERNATIONAL, INC.

By:	/s/ Zishen Wu
Name: Zishen Wu
Title: President and CEO

Dated: October 16, 2009